Exhibit 10.1.27

Compensation Arrangements with Directors and Named Executive Officers

Following is a description of compensatory arrangements with directors and 2008 base compensation for named executive officers.

Directors
Directors receive an annual retainer of $85,000 ($50,000 of which is paid through the Long-Term Incentive Plan in common stock or, at the election of the director, Director Deferred Share Units).  Our lead director receives an additional annual retainer of $20,000, and the chairs of the Board’s Audit, Compensation and Development, and Governance Committees receive an additional annual retainer of $10,000, $5,000 and $5,000, respectively.  Attendance fees of $1,000 for each Board meeting and $1,000 for each committee and other meeting attended are also paid.  Directors may defer the receipt of all or part of the cash retainers and meeting fees.

We offer life and medical insurance coverage for each current non-employee director.  We do not expect to offer this coverage to new non-employee directors.  The total premium paid by us for this coverage in 2007 was $33,146.  We pay or reimburse directors for travel, lodging and related expenses they incur in attending Board and committee meetings, including the expenses incurred by directors’ spouses in accompanying the directors to one Board meeting a year.  We also match on a two-for-one basis up to $5,000 per year (which would result in a $10,000 Company match) of charitable donations made by a director to 501(c)(3) organizations that meet our strategic giving priorities and are located in KCP&L’s generation and service communities.

Named Executive Officers
None of the named executive officers of Great Plains Energy or KCP&L have written employment agreements with the exception of Mr. Malik, Executive Vice President of Great Plains Energy and President and Chief Executive Officer of Strategic Energy, L.L.C. (which was filed as Exhibit 10.1.p to Form 10-K for the year ended December 31, 2004).  We have also agreed to certain compensation arrangements with Messrs. Chesser and Marshall at the time of their employment.   For Mr. Chesser, if he is terminated without cause prior to age 63, he will be paid a severance amount equal to three times his annual salary and bonus; if terminated without cause between the age of 63 and 65, he will be paid a severance amount equal to the aggregate of his annual salary and bonus.  In addition, Mr. Chesser is credited with two years of service for every one year of service earned under our pension plan, with such amount payable under our Supplemental Executive Retirement Plan (“SERP”).  If Mr. Marshall is terminated without cause, he will be paid a severance amount equal to the target payment under the annual incentive plan plus two times his annual base salary. Mr. Marshall is also credited with two years of service for every one year of service earned under out pension plan, with such amount payable under our SERP.

On February 5, 2008, the independent members of the Great Plains Energy Board of Directors, upon recommendations of its Compensation and Development Committee, approved the following annual base compensation for 2008 of the principal executive officer, principal financial officer and the other named executive officers of Great Plains Energy and KCP&L:

Name	2008 Base Compensation
Michael J. Chesser (1) Chairman of the Board and Chief Executive Officer, Great Plains Energy Chairman of the Board, KCP&L	$800,000
Terry Bassham (1) Executive Vice President – Finance and Strategic Development and Chief Financial Officer, Great Plains Energy Chief Financial Officer, KCP&L	$375,000
William H. Downey (1) President and Chief Operating Officer, Great Plains Energy President and Chief Executive Officer, KCP&L	$490,000
Shahid Malik (2) Executive Vice President, Great Plains Energy President and Chief Executive Officer, Strategic Energy	$458,000
John R. Marshall (1) Senor Vice President – Delivery, KCP&L	$355,000
Stephen T. Easley (3) Senior Vice President – Supply, KCP&L	$281,000

(1)  Executive officer of Great Plains Energy and KCP&L
(2)  Executive officer of Great Plains Energy
(3)  Executive officer of KCP&L

The Company also pays or reimburses the executive officers named above for certain other items, which could include relocation costs, transportation allowances, dues for one club, financial counseling services and in limited situations the expenses of spouses accompanying the executive officers.